EXHIBIT 10.2

Capco Energy, Inc.

Agreement

Dennis R. Staal shall serve as a Director of Capco Energy, Inc., Meteor Enterprises, Inc. and Jovian Energy, Inc.

As compensation Mr. Staal shall receive $750 every other week, he and his dependents shall receive medical and health coverage, as provided to employees, at no cost to him or his dependents, he shall be entitled to the other non-cash benefits provided to outside directors of each company and he shall be reimbursed for expenses incurred in carrying out his duties as a director.

His initial non-cash benefit shall be an option to acquire 50,000 shares of Jovain Energy, Inc. exercisable at the public offering price, 25,000 shares shall vest immediately and 25,000 will vest at the end of one year, the option will be for a five-year period of time. He is also entitled to an option to acquire stock in any public spin-off or merger of the companies or their assets or subsidiaries, the terms of which will be mutually agreeable.

/s/ Ilyas Chaudhary

/s/ Dennis R. Staal

Ilyas Chaudhary                                                               Dennis R. Staal

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